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                                                         EXHIBIT 3.4

                            ARTICLES OF INCORPORATION
                                       OF
                           EDISON MISSION FINANCE CO.

                                        I

         The name of the corporation is Edison Mission Finance Co.

                                       II

          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

          The name and address in the State of California of the corporation's initial agent for service of process are:



                                Martha A. Spikes
                       18101 Von Karman Avenue, Suite 1700
                            Irvine, California 92715

                                       IV

         This corporation is authorized to issue only one class of shares, which shall be designated "common" shares. The total authorized number of such shares authorized to be issued is ten thousand (10,000) shares.

                                        V

         1. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.



         2. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

         Dated:  As of November 12, 1998


                                          /s/ Mary Ellen Olson
                                          -------------------------
                                          Mary Ellen Olson